Exhibit 10(b)

PARKER-HANNIFIN CORPORATION

STOCK APPRECIATION RIGHTS TERMS AND CONDITIONS (SAR-002O)

Pursuant to the Stock Appreciation Rights Award Agreement (the “Award Agreement”) available on the website of the third party Plan administrator for Parker-Hannifin Corporation (the “Company”), The Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company has awarded you a number of Stock Appreciation Rights (“SARs”). The SARs have been awarded to you as of the grant date specified in the Award Agreement (the “Grant Date”), and the SARs are subject to the terms, conditions, and restrictions set forth in the Parker-Hannifin Corporation 2003 Stock Incentive Plan (the “Plan”) and these Stock Appreciation Rights Terms and Conditions (SAR-002O) (the “Terms and Conditions”). To the extent that, in accordance with the terms of the Plan, the Committee has delegated to any persons any of the Committee’s authority with respect to these Terms and Conditions, references to the Committee in these Terms and Conditions shall be deemed to be references to those persons with respect to authority so delegated.

1. Description of SARs. Your SARs award entitles you to receive the increase in value between the Grant Price set forth in your Award Agreement and the Fair Market Value at exercise (“Appreciation”) of the number of shares of Common Stock to which your award applies, subject to these Terms and Conditions. Upon exercise, the Appreciation will be paid to you in shares of Common Stock having a value equal to the amount of the Appreciation. The calculation of Appreciation is described in more detail below. Your unexercised SARs will expire and cease to be exercisable without further action or notice on the Expiration Date set forth in your Award Agreement or such earlier date (a “Lapse Date”) as may be applicable pursuant to Section 3(d) of these Terms and Conditions.

2. Calculation of Appreciation. Appreciation shall be determined by the Company (or its third party Plan administrator) by subtracting the Grant Price from the Fair Market Value of a share of Common Stock at the time of your exercise of SARs, and multiplying the result by the number of SARs exercised. The number of shares of Common Stock issued upon exercise of SARs will be the number derived from dividing the Appreciation by the Fair Market Value at exercise of a share of Common Stock, rounded down to the nearest whole share. You will not receive cash for any fractional share eliminated by rounding.

3. Vesting of SARs.

(a) Subject to these Terms and Conditions, all or a portion of the SARs will vest and become exercisable on the vesting date(s) described in the Award Agreement (each a “Vesting Date”), provided that you shall have remained in the continuous full-time employment of the Company and its Subsidiaries (collectively referred to herein as the “Parker Companies”) through the applicable Vesting Date.

(b) Notwithstanding the foregoing, (i) if your continuous full-time employment with the Parker Companies is terminated prior to the applicable Vesting Date due to your death or Disability, the SARs that have not yet become vested shall immediately vest and become exercisable as of the date of such termination of employment; (ii) if your continuous full-time employment with the Parker Companies is terminated prior to the applicable Vesting Date due to your Retirement, the SARs that have not yet become vested shall immediately vest as of the date of Retirement and shall continue to become exercisable upon the applicable Vesting Date(s); and (ii) if a Change in Control occurs prior to the applicable Vesting Date and while you are employed by the Parker Companies, the SARs that have not yet become vested shall immediately vest and become exercisable as of the date of such Change in Control. For purposes of these Terms and Conditions, “Retirement” shall have the meaning set out in the applicable retirement plan or policy of the Parker Companies in which you participate or, if Retirement is not defined in an applicable retirement plan or policy, Retirement shall mean your termination of employment with the Parker Companies after the attainment of age 55 and ten years of service.

(c) Except as otherwise provided in Section 3(d), any SARs that have become vested and exercisable in accordance with this Section 3 may be exercised only while you are a full-time employee of the Parker Companies at any time until the earlier of the Expiration Date or the applicable Lapse Date.

(d) If your continuous full-time employment with the Parker Companies is terminated prior to the Expiration Date for any reason, then any vested and exercisable SARs shall remain exercisable until the Lapse Date set forth below:

Status Change – If your continuous full- time employment terminates due to:	Lapse Date – Then your vested and exercisable SARs will lapse and cease to be exercisable on:

(A) Disability or Retirement	The Expiration Date.

(B) Death

If you were not retirement eligible at the time of your death, the earlier of: (i) Two (2) years after your death or (ii) the Expiration Date.

If you were retirement eligible at the time of your death: The Expiration Date.

(C) Any Other Termination	The earlier of: (i) Three (3) months from the date of termination or (ii) the Expiration Date.

(e) For purposes of this Section 3, your continuous full-time employment with the Parker Companies shall not be deemed to have been interrupted, and you shall not be deemed to have ceased to be an employee of the Parker Companies, by reason of the transfer of your employment among the Parker Companies.

4. Forfeiture of SARs. Any SARs that have not yet vested pursuant to Section 3 shall be forfeited automatically without further action or notice if you cease to be employed by the Parker Companies prior to a Vesting Date other than as provided in Section 3(b).

5. Exercise and Settlement Procedures.

(a) Exercise of all or any portion of your vested and exercisable SARs shall be subject to such exercise procedures of the Company and its third party Plan administrator, as the same shall be in effect from time to time. Upon your exercise of SARs in accordance with such procedures and these Terms and Conditions, the Company will instruct its stock transfer agent to issue the net number of shares of Common Stock you are entitled to receive.

(b) Any vested and exercisable SARs granted under your Award Agreement that have net Appreciation (after all applicable withholding taxes) but that remain unexercised on the business day preceding the Expiration Date shall automatically be self-exercised on the Expiration Date.

(c) The Company’s obligations with respect to the SARs shall be satisfied in full upon the delivery of the Common Stock underlying vested SARs that are exercised in accordance with these Terms and Conditions.

6. Transferability. The SARs may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Your SARs are not transferable or assignable during your life except to (a) your spouse, children or their lineal descendants (“Immediate Family Members”); (b) one or more trusts for the benefit of you and/or one or more of your Immediate Family Members; or (c) a partnership or limited liability company in which you or your Immediate Family Members are the only partners or members; provided, however, in each case that you (i) submit a completed SAR Assignment Form to the Plan Administrator or comply with other procedures in effect at the time of the transfer and (ii) do not receive any consideration for the transfer. All transferred SARs remain subject to the terms, conditions and restrictions of the Plan and these Terms and Conditions (except that such transferred SARs are not transferable by the transferee during life). Any purported transfer or encumbrance in violation of the provisions of this Section 6 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in such SARs.

7. No Rights to Future Awards. By voluntarily acknowledging and accepting your award of SARs, you acknowledge and understand that the SARs shall not form part of any contract of employment between you and the Company. Nothing in these Terms and Conditions, your Award Agreement, the Plan or the plan summary and prospectus which describes the Plan (the “Prospectus”) shall confer upon you any right to continue to receive stock incentive awards in the future. You further acknowledge that your award of SARs is for future services and is not under any circumstances to be considered compensation for past services.

8. Detrimental Activity, Claw-back Policy.

(a) If you engage in any Detrimental Activity (as defined in the Plan), the Committee may at any time and in its sole discretion cancel and revoke all or any unexercised portion of your SARs. In addition, if the Committee finds that you have engaged in any Detrimental Activity, either during your employment with the Company or within twelve months thereafter, then you shall be required to (a) return to the Company, in exchange for payment by the Company of any amount actually paid therefor by you, all shares of Common Stock that you have not disposed of that were issued pursuant to these Terms and Conditions within twelve months prior to the commencement of such Detrimental Activity, and (b) pay to the Company in cash, within ten days after demand therefor, the difference between any amount actually paid therefor by you and the Fair Market Value (determined as of the date that the SARs were exercised) of all shares of Common Stock that you have disposed of that were issued pursuant to these Terms and Conditions. The Plan defines Detrimental Activity as any conduct or activity, whether or not related to the business of the Parker Companies, that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Parker Companies, including without limitation (i) rendering of services to an organization or engaging in a business that is, in the judgment of the Committee or its express delegate, in competition with the Company; (ii) disclosure to anyone outside of the Company, or the use for any purpose other than the Company’s business, of confidential information or material related to the Company, whether acquired during or after employment with the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) violation of the Company’s Code of Ethics.

(b) By accepting your award of SARs, you acknowledge that the SARs may be subject to reduction, cancellation, forfeiture or recoupment, to such extent as may be provided under the Company’s Claw-back Policy, as established by the Committee or the Board, as it now exists or as it may be amended from time to time.

9. Relation to Other Benefits. Any economic or other benefit to you under these Terms and Conditions or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Parker Companies and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Parker Companies. Without limiting the foregoing, by voluntarily acknowledging and accepting your award of SARs, you agree that no benefits accruing under your Award Agreement, these Terms and Conditions or the Plan will be reflected in any severance or indemnity payments that the Parker Companies may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.

10. Taxes and Withholding. The Parker Companies have the right to deduct or cause to be deducted, or collect or cause to be collected, with respect to the taxation of the SARs, any federal, state or local taxes, social taxes or other taxes required to be withheld or paid with respect to the SARs, and you will be required to pay any such amounts or such amounts will be deducted from any amount payable to you. To the extent the Parker Companies are required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of shares of Common Stock under these Terms and Conditions, then the Company or Subsidiary (as applicable) may, at its discretion, retain a number of shares of Common Stock otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the shares of Common Stock on the date of delivery); provided that in no event shall the value of the shares of Common Stock retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

11. Beneficiary Designation. To the extent permitted by the Committee, in its sole discretion, you shall have the right to designate one or more beneficiaries to receive all or part of any shares of Common Stock underlying the SARs in the event of your death. Any beneficiary designation permitted by the Committee shall be effective when it is submitted in writing to the Committee during the Participant’s lifetime on a form prescribed by the Committee. The submission of a new beneficiary designation shall cancel all prior beneficiary designations. Any finalized divorce or marriage subsequent to the date of a beneficiary designation shall revoke such designation, unless in the case of divorce your previous spouse was not designated as beneficiary and unless in the case of marriage your new spouse was previously designated as beneficiary. If you are married, your spouse shall consent to any designation of a beneficiary other than the spouse, and the spouse’s consent shall be witnessed by a notary public. If you fail to designate a beneficiary as may be permitted by the Committee, or if such beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as beneficiary predeceases you or dies prior to the exercise of your SARs, then the Company shall issue any Common Stock payable under your SARs to the estate of the last to die of you and any beneficiaries.

12. Adjustments. The number and kind of shares of Common Stock deliverable pursuant to exercise of the SARs are subject to adjustment as provided in Section 4.3 of the Plan.

13. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the SARs; provided, however, notwithstanding any other provision of these Terms and Conditions, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any shares of Common Stock pursuant to these Terms and Conditions if the delivery thereof would result in a violation of any such law or listing requirement.

14. Amendments. Subject to the terms of the Plan, the Committee may amend these Terms and Conditions upon written notice to you. Any amendment to the Plan shall be deemed to be an amendment to these Terms and Conditions to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or these Terms and Conditions shall adversely affect your rights under these Terms and Conditions without your consent unless the Committee determines that such amendment is necessary or advisable to conform the Plan or these Terms and Conditions to any present or future law, regulation or rule applicable to the Plan.

15. Severability. In the event that one or more of the provisions of these Terms and Conditions shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16. Relation to Plan. These Terms and Conditions and all rights under your Award Agreement and these Terms and Conditions are at all times subject to all other terms, conditions and provisions of the Plan (and any rules or procedures adopted under the Plan by the Committee). All capitalized terms not defined in these Terms and Conditions shall have the meaning ascribed to such terms in the Plan. In the event of a conflict between the terms of the Plan and these Terms and Conditions, your Award Agreement or the Prospectus, the terms of the Plan shall control. These Terms and Conditions, the Plan and the Award Agreement contain the entire agreement and understanding of the parties with respect to the subject matter contained in these Terms and Conditions, and supersede all prior written or oral communications, representations and negotiations in respect thereto.

17. Successors and Assigns. Without limiting Section 6, the provisions of these Terms and Conditions shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

18. Governing Law. The interpretation, performance, and enforcement of these Terms and Conditions shall be governed by the laws of the State of Ohio, without regard to its conflict of law rules. Any dispute, disagreement or question which arises under or as a result of, or in any way relates to, the interpretation, construction or application of the terms of the Plan, the Award Agreement or these Terms and Conditions will be determined and resolved by the Committee. Such determination and resolution by the Committee will be final, binding and conclusive for all purposes.

19. Non-U.S. Employees. Notwithstanding any provision of these Terms and Conditions, if your employment with the Parker Companies is subject to the rules and regulations of one or more non-United States jurisdictions, then your SARs shall be subject to any special terms and conditions as set forth in any appendix for your country (an “Appendix”). Moreover, if you relocate to one of the countries included in an Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of these Terms and Conditions or the Plan. An Appendix shall constitute part of these Terms and Conditions.

20. Consent to Transfer Personal Data. By accepting your award of SARs, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Section 19. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Parker Companies hold certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Parker Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Parker Companies may further transfer Data to any third parties assisting the Parker Companies in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

21. Notification of Change in Personal Data. If your address or contact information changes while any portion of your SARs remains unexercised, the Company must be notified in order to administer this award. Notification of such changes should be provided to the Company as follows:

(a) U.S. and Canada Participants (employees who are on the U.S. or Canadian payroll system):

•	Active employees: Update your address and contact information directly through your Personal Profile section in the Employee Self-Service site.

•	Retired, terminated or family member of deceased participant: Contact the Benefits Service Center at 1-800-992-5564.

(b) Rest of World Participants (employees who are not on the U.S. or Canadian payroll system): Contact your country Human Resources Manager.

22. Electronic Delivery. You hereby consent and agree to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. You also understand that you shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and you agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature. You consent and agree that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

23. Prospectus Notification. Copies of the Prospectus and the most recent Annual Report and Proxy Statement issued by the Company are available for your review on the UBS One Source Web site. You have the right to receive a printed copy of the Prospectus upon request by either calling the third party Plan Administrator at 877-742-7471 or by sending your written request to Parker’s Benefits Department.

APPENDIX

Parker-Hannifin Corporation

Stock Appreciation Rights Terms and Conditions (SAR-002O)

Special Provisions for Non-U.S. Employees

This Appendix includes additional terms and conditions that govern the Stock Appreciation Rights (“SARs”) granted to you under the Plan if you reside in, or are subject to tax in, one of the countries described below at any time prior to the vesting or exercise of your Stock Appreciation Rights. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Terms and Conditions.

CHINA

Exercise and Settlement Procedures. The following provision modifies Section 5 of the Terms and Conditions.

If you are a Chinese national, the Company may, pursuant to China SAFE requirements, instruct the third party Plan administrator to automatically exercise your SARs and sell the resulting shares on your behalf if the SARs under this Award are vested and remain unexercised five (5) months after your retirement.

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